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                                                                      EXHIBIT 99


                                  NEWS RELEASE
                                February 4, 2000

FOR IMMEDIATE RELEASE                             Contact: Michael J. Blodnick
                                                                 (406)756-4242
                                                             James H. Strosahl
                                                                 (406)756-4263

                              GLACIER BANCORP, INC.
                   COMPLETES ACQUISITION OF MOUNTAIN WEST BANK

KALISPELL, Montana -- Effective February 4, 2000, Glacier Bancorp, Inc. ("Glacier") completed its acquisition of Mountain West Bank, Coeur d'Alene, Idaho. The shareholders of Mountain West Bank, at a special shareholder meeting held on February 4, 2000, overwhelmingly approved the transaction. All necessary regulatory approvals have been obtained. Mountain West Bank shareholders and option holders will be entitled to receive 1.18 shares of Glacier common stock for each of their Mountain West shares or options. The total number of Glacier shares outstanding will increase to approximately 10.4 million.

Glacier President and CEO, Michael J. Blodnick, and Mountain West Bank President and CEO, Jon W. Hippler, jointly announced "the combination of Glacier and Mountain West Bank will further enhance the Glacier banking franchise by expanding into Idaho and allowing Mountain West Bank customers an expanded banking network. A number of opportunities also exist for Glacier and Mountain West Bank to take advantage of synergies and additional resources in the lending area. Also we can now deliver additional financial services to a broader customer base." This transaction, which was the first business combination of the year for Glacier, enhances Glacier's regional banking presence.

Blodnick also stated "Mountain West Bank, as with our other banking subsidiaries, will continue to operate under its existing name and locations with its existing local board of directors and management, which will continue to allow for the same individual customer service and decision making that Mountain West Bank's customers have come to expect. The bank has also assembled an excellent staff and is poised to continue its strong asset growth."

Combined assets of the two organizations will approach $1 billion with over $85 million in shareholders' equity and market capitalization of approximately $155 million.

Headquartered in Kalispell, Montana, Glacier Bancorp, Inc. conducts business from Glacier Bank, First Security Bank of Missoula, Glacier Bank of Whitefish, Glacier Bank of Eureka, Valley Bank of Helena, Big Sky Western Bank, all located in Montana and now Mountain West Bank, headquartered in Coeur d'Alene with offices in Post Falls, Hayden, Boise and Sun Valley, Idaho.

Glacier Bancorp, Inc. stock is listed on the Nasdaq National Market System and is traded under the symbol of GBCI.